UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2004

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30733	41-1978822

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10700 Bren Road West Minnetonka, MN 55343 (Address of principal executive offices)

(952) 930-6000 (Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     On July 15, 2004 (the “Effective Time”), American Medical Systems, Inc. (“AMS”), a wholly owned subsidiary of American Medical Systems Holdings, Inc. (“AMS Holdings”), completed the previously announced acquisition of TherMatrx, Inc., a Delaware corporation (“TherMatrx”). Pursuant to the Agreement and Plan of Merger, dated as of June 15, 2004, among AMS; Leio Acquisition Corp., a Delaware corporation and wholly owned subsidiary of AMS (“Merger Subsidiary”); TherMatrx; TherMatrx Investment Holdings LLC and BSD Medical Corporation, principal stockholders; and TherMatrx Investment Holdings LLC, as stockholders’ representative (the “Merger Agreement”); Merger Subsidiary merged with and into TherMatrx, with TherMatrx surviving and continuing as a wholly-owned subsidiary of AMS (the “Merger”).

     As a result of the Merger, holders of shares of TherMatrx stock which were outstanding as of the Effective Time of the Merger were initially paid cash proceeds, after all adjustments made at closing, in the amount of $40.5 million. AMS deposited $4.0 million of this initial consideration in escrow to be held for six months after closing of the Merger to cover certain contingencies, and the balance was distributed to holders of TherMatrx stock. AMS used cash on hand to make the initial payment of $40.5 million.

     In addition to the initial closing payment, AMS will make contingent payments based on the net product revenues attributable to sales of the TherMatrx Dose Optimized Thermotherapy product. These payments will equal four times such sales over a period of six consecutive AMS fiscal quarters (which began on July 5, 2004, and will end on December 31, 2005), minus $40.0 million. The maximum amount of the purchase price is $250 million. American Medical Systems Holdings, Inc. has guaranteed performance of all of AMS’s obligations under the Merger Agreement.

     On June 15, 2004, AMS issued a press release announcing the Merger. The press release and the Merger Agreement are attached as Exhibit 99.1 and Exhibit 2.1, respectively, to the Current Report on Form 8-K filed by AMS Holdings on June 16, 2004, which is incorporated herein by reference pursuant to General Instruction F to Form 8-K.

     On July 15, 2004, AMS issued a press release announcing the completion of the Merger. This press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired. AMS Holdings will file financial statements, if any, required by Item 7(a) of Form 8-K within 75 days of July 15, 2004.

     (b) Pro forma financial information. AMS Holdings will file the pro forma financial information, if any, required by Item 7(b) of Form 8-K within 75 days of July 15, 2004.

     (c) Exhibits.

Exhibit No.	Description
99.1	Press Release of American Medical Systems, Inc. issued July 15, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ Carmen L. Diersen
Carmen L. Diersen
Executive Vice President, Chief Financial Officer

Dated: July 29, 2004